EXHIBIT 99.1

News Release

ANALYSTS AND MEDIA CONTACT:

Susan Kappes (972) 855-3729

Atmos Energy Corporation Reports Strong Results

for 2004 Fiscal Year and Fourth Quarter

DALLAS (November 9, 2004)—Atmos Energy Corporation (NYSE: ATO) today reported net income of $86.2 million, or $1.58 per diluted share, for the fiscal year ended September 30, 2004, compared with net income of $71.7 million, or $1.54 per diluted share, for fiscal 2003. Fiscal 2004 results were in line with First Call’s mean estimate.

For the fourth quarter of fiscal 2004, Atmos Energy reported a net loss of $6.4 million, or 11 cents per diluted share, compared with a net loss in the fourth quarter of fiscal 2003 of $2.4 million, or 5 cents per diluted share. Atmos Energy historically reports a loss in the fourth quarter because customers’ natural gas usage is lowest in the summer months.

Fiscal 2003 results were affected by a cumulative noncash charge of $7.8 million, resulting from a change in accounting principle for the adoption of the final provisions of EITF 02-03, which required the company to change the way it accounts for gas storage and transportation contracts. Income before the cumulative effect of the accounting change was $79.5 million for the fiscal year ended September 30, 2003, or $1.71 per diluted share.

Results for fiscal 2004 represent an 8 percent year-over-year increase in income before the cumulative effect of the accounting change, despite weather that was 6 percent warmer than last year. Earnings per diluted share before the cumulative effect of the accounting change decreased 8 percent because the company’s average number of diluted shares outstanding rose by 7.9 million shares, or 17 percent, during fiscal 2004.

“Our fiscal 2004 was an exceptional year,” said Robert W. Best, chairman, president and chief executive officer of Atmos Energy Corporation. “Our financial results were exceeded only by the leap we made in acquiring TXU Gas to become the largest natural-gas-only utility in the United States. Furthermore, we financed the acquisition with two highly successful equity offerings that raised approximately $620 million in net proceeds and a $1.4 billion debt offering.”

Best reaffirmed Atmos Energy’s earnings guidance for fiscal 2005. He said earnings are projected to be in the range of $1.65 to $1.75 per diluted share for the year, assuming normal weather conditions and less volatile gas commodity prices. “We expect our acquisition of TXU Gas to contribute from 5 cents to 10 cents per diluted share to 2005 earnings,” Best said.

Results for the Year Ended September 30, 2004

Consolidated gross profit for the fiscal year ended September 30, 2004, was $562.2 million, compared with $535.0 million in the prior year. Utility gross profit was $503.1 million, compared with $491.4 million in the prior year before intersegment eliminations. The increase in utility gross profit primarily reflects a full year of results in the current period from the operations of Mississippi Valley Gas Company (MVG), which was acquired in December 2002, compared with 10 months of results in the prior-year period and rate increases in Kansas, Texas and Mississippi in fiscal 2004. Utility gas throughput for the year ended September 30, 2004, was 246.0 billion cubic feet (Bcf) compared with 248.0 Bcf for the prior year. Lower throughput in the current year was primarily due to lower consumption, resulting from weather that was 6 percent warmer than last year and 4 percent warmer than normal, as adjusted for jurisdictions with weather-normalized operations, and lower irrigation sales. Nonutility gross profit was $60.4 million for the year ended September 30, 2004, compared with $44.3 million in the prior year before intersegment eliminations. The improvement in nonutility gross profit was primarily attributable to a margin-enhancement initiative undertaken in the latter half of fiscal 2003, the ability to amend contracts to transfer risk to customers and improved position management. These increases were partially offset by the effects of warmer weather in fiscal 2004. Natural gas marketing sales volumes were 222.6 Bcf during fiscal year 2004, compared with 226.0 Bcf in the prior year.

Operation and maintenance expense for the year ended September 30, 2004, was $214.5 million, compared with $205.1 million in fiscal 2003. Excluding the provision for doubtful accounts and the $6.1 million increase attributable to the acquired MVG assets, operation and maintenance expense for fiscal year 2004 increased $11.1 million, compared to fiscal year 2003, primarily due to an increase in employee compensation, benefits and insurance costs. The provision for doubtful accounts was $5.4 million in fiscal year 2004, compared with $13.2 million last year. The decrease in the provision for doubtful accounts was attributable to continued improvement in accounts receivable collections during fiscal 2004. In the utility segment, the average cost of natural gas for the 2004 fiscal year was $6.55 per thousand cubic feet (Mcf), compared with $5.76 per Mcf for last year.

Depreciation and amortization expense for the year ended September 30, 2004, was $96.6 million, compared to $87.0 million in the prior year, which primarily reflects the results of a full year of depreciation on the MVG assets.

Taxes, other than income taxes, for the year ended September 30, 2004, were $57.4 million, compared with $55.0 million for the prior year. The increase primarily was attributable to additional franchise, payroll and property taxes associated with the acquired MVG assets and higher franchise taxes due to higher revenues. Increases in franchise taxes have no effect on net income because these amounts are revenue-based and are recovered through customer billings.

Interest charges for fiscal year 2004 were $65.4 million, compared with $63.7 million for the 2003 fiscal year. The $1.7 million increase was primarily due to higher average outstanding debt balances and the resulting incremental interest expense associated with Atmos Energy’s $250 million debt offering in January 2003 used to partially finance the MVG acquisition.

Miscellaneous income for the year ended September 30, 2004, was $9.5 million, compared with $2.2 million for fiscal 2003. The $7.3 million increase primarily was attributable to a $5.9 million pretax gain associated with the sale of the company’s interest in Heritage Propane Partners, L.P., during fiscal 2004. Miscellaneous income also was favorably affected by $5.0 million related to the absence of weather insurance amortization, resulting from the termination of a weather insurance policy in the third quarter of fiscal 2003. These increases were partially offset by the absence in fiscal 2004 of a $3.9 million pretax gain associated with a sales-type lease of a distributed electric generation plant recognized in fiscal 2003.

For the year ended September 30, 2004, operating activities provided cash of $270.7 million, compared with $49.5 million during the year ended September 30, 2003. The year-over-year increase was primarily due to improved accounts receivable collections, lower injections of natural gas into storage compared with the prior year, improved purchased gas cost recoveries, a reduction in cash held on deposit in margin accounts to collateralize certain financial derivatives and favorable changes in various other working capital accounts.

Results for the 2004 Fourth Quarter Ended September 30, 2004

Consolidated gross profit for the 2004 fourth quarter ended September 30, 2004, was $89.5 million, compared with $99.8 million for the same period last year. Utility operations contributed $82.1 million to gross profit, compared with $83.5 million in the prior-year quarter before intersegment eliminations. Utility gas throughput for the 2004 fourth quarter was 37.4 Bcf, compared with 36.2 Bcf for the same period a year ago, primarily due to an increase in transportation volumes quarter over quarter. Utility gross profit declined $1.4 million quarter over quarter primarily due to reduced consumption resulting from lower irrigation sales, partially offset by rate increases in Mississippi, Texas and Kansas. Nonutility gross profit for the three months ended September 30, 2004, was $8.1 million, compared with $16.4 million in the prior-year quarter before intersegment eliminations. The decrease in nonutility gross profit from the prior year quarter was primarily attributable to less favorable marketing margins in the current year quarter compared with the prior year quarter.

Operation and maintenance expense for the 2004 fourth quarter was $48.0 million, compared with $53.8 million in the 2003 fourth quarter. Excluding the provision for doubtful accounts, operation and maintenance expense for the 2004 fourth quarter decreased $0.8 million from the fourth quarter last year, primarily due to cost control efforts in the current-year quarter. The provision for doubtful accounts decreased $5.0 million quarter over quarter due to continued improvement in accounts receivable collections during fiscal 2004. In the utility segment, the average cost of natural gas for the 2004 fourth quarter was $6.46 per Mcf, compared with $5.60 per Mcf for the same period last year.

Depreciation and amortization expense for the 2004 fourth quarter was $26.8 million, compared with $21.7 million for the same quarter a year ago. The $5.1 million increase in the 2004 fourth quarter primarily was the result of a regulatory disallowance of certain costs and higher plant balances compared with the prior-year quarter.

Miscellaneous income for the 2004 fourth quarter was $1.7 million, compared with miscellaneous expense of $1.1 million for the same period in 2003. The $2.8 million positive change primarily was attributable to the absence of a $1.1 million loss quarter-over-quarter from an indirect equity interest in Heritage Propane Partners, L.P., resulting from the sale of Atmos Energy’s interest in fiscal 2004 and a $0.8 million increase in interest income earned on the net proceeds invested from the July 2004 equity offering.

Highlights and Recent Developments

Acquisition of TXU Gas Operations Completed

On October 1, 2004, Atmos Energy completed its acquisition of the natural gas distribution and pipeline operations of TXU Gas Company. Atmos Energy paid approximately $1.905 billion in cash for the operations after making certain adjustments pursuant to the merger agreement. The transaction was initially financed with an interim 364-day revolving credit facility, which served as a backstop for the company’s commercial paper program. The acquisition increased the company’s number of customers served in its gas distribution business to more than 3.1 million and made Atmos Energy the largest pure-play natural gas distribution company in the United States. It also made the company one of the largest intrastate pipeline operators in Texas. The transaction is expected to be accretive to earnings in fiscal 2005 by 5 cents to 10 cents per diluted share.

Debt Offering

On October 22, 2004, Atmos Energy completed the sale of a total principal amount of $1.4 billion of its senior unsecured notes in four series to provide long-term financing for a portion of the acquisition of the operations of TXU Gas Company. The notes consisted of $300 million of floating-rate senior unsecured notes due 2007, with an annual interest rate of three-month LIBOR plus 0.375% (initial annual interest rate of 2.47%), $400 million of 4.00% senior unsecured notes due 2009, $500 million of 4.95% senior unsecured notes due 2014 and $200 million of 5.95% senior unsecured notes due 2034. The company used the net proceeds of approximately $1.39 billion to repay a portion of the approximately $1.7 billion in commercial paper issued on October 1, 2004, which temporarily funded a portion of the acquisition of the operations of TXU Gas Company.

Equity Offering

On October 27, 2004, Atmos Energy completed the sale of 16.1 million shares of common stock from a public offering, priced at $24.75, which raised approximately $382.5 million in net proceeds before legal, accounting and other offering costs. The company used the proceeds to pay the remainder of its outstanding short-term debt incurred to purchase the natural gas distribution and pipeline operations of TXU Gas Company and for working capital and other general corporate purposes.

$600 Million Credit Facility

On October 22, 2004, Atmos Energy entered into a $600 million committed revolving credit facility through October 20, 2005. This facility serves as a backup liquidity facility for the company’s commercial paper program. The credit facility, which replaced the company’s $350 million working capital facility, contains essentially the same terms as those of the previous facility.

Conference Call to be Webcast November 10

Atmos Energy Corporation will host a conference call with financial analysts to discuss the financial results of its 2004 fiscal year and fourth quarter on November 10 at 7 a.m. CST. The telephone number is 800-219-6110. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com for all interested parties. A slide presentation will also be available on the company’s website. If you are unable to participate in the live webcast, a playback will be available on the website later that day. Atmos Energy officers who will participate in the conference call include: Bob Best, chairman, president and chief executive officer; Pat Reddy, senior vice president and chief financial officer; Earl Fischer, senior vice president, utility operations; JD Woodward, senior vice president, nonutility operations; Fred Meisenheimer, vice president and controller; Laurie Sherwood, vice president, corporate development, and treasurer; and Susan Kappes, vice president, investor relations and corporate communications.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 or Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the Company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the Company’s other documents or oral presentations, the words “anticipate,” “believes,” “estimate,” “expect,” “forecast,” “goal,” “intends,” “objective,” “plans,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the successful integration of the Company’s acquisition of the operations of TXU Gas, the Company’s ability to continue to access the capital markets and the other factors discussed in the Company’s SEC filings. These factors include the risks and uncertainties discussed in the Company’s Form 10-K for the fiscal year ended September 30, 2003, and in the Company’s Form 10-Q for the quarterly period ended June 30, 2004. Although the Company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural gas-only distributor, serving more than 3.1 million gas utility customers. Atmos Energy’s utility operations serve more than 1,500 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy’s nonutility operations, organized under Atmos Energy Holdings, Inc., operate in 18 states. They provide natural gas marketing and procurement services to industrial, commercial and municipal customers and manage company-owned natural gas storage and pipeline assets, including one of the largest intrastate natural gas pipeline systems in Texas. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income (000s except per share)	Three Months Ended September 30		Year Ended September 30
	2004	2003	2004	2003
Operating revenues:
Utility segment	$212,706	$211,555	$1,637,728	$1,554,082
Natural gas marketing segment	363,216	329,761	1,618,602	1,668,493
Other nonutility segment	2,659	5,388	23,151	21,630
Intersegment eliminations	(85,703)	(109,832)	(359,444)	(444,289)

	492,878	436,872	2,920,037	2,799,916
Purchased gas cost:
Utility segment	130,617	128,030	1,134,594	1,062,679
Natural gas marketing segment	357,576	318,673	1,571,971	1,644,328
Other nonutility segment	225	65	9,383	1,540
Intersegment eliminations	(85,060)	(109,674)	(358,102)	(443,607)

	403,358	337,094	2,357,846	2,264,940

Gross profit	89,520	99,778	562,191	534,976

Operation and maintenance expense	47,994	53,780	214,470	205,090
Depreciation and amortization	26,768	21,728	96,647	87,001
Taxes, other than income	11,478	10,988	57,379	55,045

Total operating expenses	86,240	86,496	368,496	347,136

Operating income	3,280	13,282	193,695	187,840

Miscellaneous income (expense)	1,657	(1,130)	9,507	2,191
Interest charges	15,931	15,981	65,437	63,660

Income (loss) before income taxes and cumulative effect of accounting change	(10,994)	(3,829)	137,765	126,371
Income tax expense (benefit)	(4,610)	(1,393)	51,538	46,910

Income (loss) before cumulative effect of accounting change	(6,384)	(2,436)	86,227	79,461
Cumulative effect of accounting change, net of income tax benefit	—	—	—	(7,773)

Net income (loss)	$(6,384)	$(2,436)	$86,227	$71,688

Basic income (loss) per share:
Income (loss) before cumulative effect of accounting change	$(.11)	$(.05)	$1.60	$1.72
Cumulative effect of accounting change, net of income tax benefit	—	—	—	(.17)

Net income (loss)	$(.11)	$(.05)	$1.60	$1.55

Diluted income (loss) per share:
Income (loss) before cumulative effect of accounting change	$(.11)	$(.05)	$1.58	$1.71
Cumulative effect of accounting change, net of income tax benefit	—	—	—	(.17)

Net income (loss)	$(.11)	$(.05)	$1.58	$1.54

Cash dividends per share	$.305	$.300	$1.22	$1.20

Weighted average shares outstanding:
Basic	60,477	51,200	54,021	46,319
Diluted	60,477	51,200	54,416	46,496

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

	Three Months Ended September 30		Year Ended September 30
Summary Net Income (Loss) by Segment (000s)	2004	2003	2004	2003
Utility	$(8,025)	$(8,357)	$63,096	$62,137
Natural gas marketing	1,725	3,593	16,633	(970)
Other nonutility	(84)	2,328	6,498	10,521

Consolidated net income (loss)	$(6,384)	$(2,436)	$86,227	$71,688

Condensed Balance Sheets (000s)	September 30, 2004	September 30, 2003
Net property, plant and equipment	$1,722,521	$1,624,394

Cash and cash equivalents	201,932	15,683
Cash held on deposit in margin account	—	17,903
Accounts receivable, net	211,810	216,783
Gas stored underground	200,134	168,765
Other current assets	63,236	38,863

Total current assets	677,112	457,997

Goodwill and intangible assets	238,272	273,499
Deferred charges and other assets	231,978	269,605

	$2,869,883	$2,625,495

Shareholders’ equity	$1,133,459	$857,517
Long-term debt	861,311	862,500

Total capitalization	1,994,770	1,720,017

Accounts payable and accrued liabilities	185,295	179,852
Other current liabilities	223,265	133,957
Short-term debt	—	118,595
Current maturities of long-term debt	5,908	9,345

Total current liabilities	414,468	441,749

Deferred income taxes	213,930	223,350
Deferred credits and other liabilities	246,715	240,379

	$2,869,883	$2,625,495

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows (000s)	Year Ended September 30
	2004	2003
Cash flows from operating activities

Net income	$86,227	$71,688
Cumulative effect of accounting change, net of income tax benefit	—	7,773
Gain on sales of assets	(6,700)	—
Depreciation and amortization	98,112	89,194
Deferred income taxes	36,997	53,867
Changes in assets and liabilities	57,870	(167,186)
Other	(1,772)	(5,885)

Net cash provided by operating activities	270,734	49,451

Cash flows from investing activities

Capital expenditures	(190,285)	(159,439)
Acquisitions	(1,957)	(74,650)
Proceeds from sales of assets	27,919	—
Other	(570)	704

Net cash used in investing activities	(164,893)	(233,385)

Cash flows from financing activities

Net decrease in short-term debt	(118,595)	(27,196)
Net proceeds from issuance of long-term debt	5,000	253,267
Proceeds from bridge loan	—	147,000
Repayment of bridge loan	—	(147,000)
Repayment of long-term debt	(9,713)	(73,165)
Repayment of Mississippi Valley Gas debt	—	(70,938)
Cash dividends paid	(66,736)	(55,291)
Issuance of common stock	34,715	25,720
Net proceeds from equity offering	235,737	99,229

Net cash provided by financing activities	80,408	151,626

Net increase (decrease) in cash and cash equivalents	186,249	(32,308)
Cash and cash equivalents at beginning of period	15,683	47,991

Cash and cash equivalents at end of period	$201,932	$15,683

	Three Months Ended September 30		Year Ended September 30
Statistics	2004	2003	2004	2003
Heating degree days	22	35	3,271	3,473
Percent of normal	76%	113%	96%	101%
Consolidated utility gas throughput (MMcf as metered)	37,449	36,152	246,033	247,965
Consolidated natural gas marketing sales volumes (MMcf)	48,843	44,948	222,572	225,961
Natural gas meters in service	1,679,136	1,672,798	1,679,136	1,672,798
Utility average cost of gas	$6.46	$5.60	$6.55	$5.76

###